CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Amount of Registration Fee
6.50% Series J Cumulative Redeemable Preferred Stock, $1.00 par value per share	11,500,000	$287,500,000	$32,948 (1)

(1)	The filing fee of $32,948 is calculated based on a maximum aggregate offering price in accordance with Rule 457(o) and Rule 457(r) and relating to Registration Statement on Form S-3 (No. 333-159040) filed by Health Care REIT, Inc. on May 7, 2009.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-159040

PROSPECTUS SUPPLEMENT

(To prospectus dated May 7, 2009)

11,500,000 Shares

6.50% Series J Cumulative Redeemable Preferred Stock

Health Care REIT, Inc. is offering for sale 11,500,000 shares of 6.50% Series J Cumulative Redeemable Preferred Stock, par value $1.00 per share (the “Series J Preferred Stock”).

Dividends on the Series J Preferred Stock will be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. The dividend rate is 6.50% per annum of the $25.00 liquidation preference, which is equivalent to $1.625 per annum per share of Series J Preferred Stock. The first dividend on the Series J Preferred Stock sold in this offering will be paid on April 16, 2012, since April 15, 2012 is a Sunday, and will be in the amount of $0.171528 per share.

Generally, we may not redeem the Series J Preferred Stock until March 7, 2017. On and after March 7, 2017, we may, at our option, redeem the Series J Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. In addition, upon the occurrence of a change of control the result of which our shares of common stock, par value $1.00 per share (“common stock”), and the common securities of the acquiring or surviving entity (or American Depositary Receipts (“ADRs”) representing such securities) are not listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”) or the NASDAQ Stock Market (“NASDAQ”) or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series J Preferred Stock, in whole or in part and within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the Series J Preferred Stock, the holders of Series J Preferred Stock will not have the conversion right described below. The Series J Preferred Stock has no maturity date and will remain outstanding indefinitely unless redeemed or repurchased by us or converted in connection with a change of control by the holders of Series J Preferred Stock.

Upon the occurrence of a change of control the result of which our common stock and the common securities of the acquiring or surviving entity (or ADRs representing such securities) are not listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on a successor exchange or quotation system, each holder of Series J Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem the Series J Preferred Stock) to convert some or all of the Series J Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series J Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series J Preferred Stock dividend payment and prior to the corresponding Series J Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	0.918442 (the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

The Series J Preferred Stock is subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

We intend to file an application to list the Series J Preferred Stock on the NYSE under the symbol “HCN PrJ.”

Investing in our securities involves risk. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission that are incorporated by reference herein for more information, before you make any investment in our Series J Preferred Stock.

	Per Share	Total
Public offering price	$25.0000	$287,500,000
Underwriting discount	$0.7875	$9,056,250
Proceeds, before expenses, to us	$24.2125	$278,443,750

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about March 7, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

Co-Managers

Barclays Capital	Raymond James	RBC Capital Markets	Stifel Nicolaus Weisel

The date of this prospectus supplement is February 29, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

Unless we have specifically indicated otherwise, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or similar terms are to Health Care REIT, Inc. together with its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our Series J Preferred Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and “Forward-Looking Statements” contained in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

About Our Company

We are a real estate investment trust that has been at the forefront of seniors housing and health care real estate since the Company was founded in 1970. We are an S&P 500 company headquartered in Toledo, Ohio and our portfolio spans the full spectrum of seniors housing and health care real estate, including seniors housing communities, skilled nursing facilities, medical office buildings, inpatient and outpatient medical centers and life science facilities. Our capital programs, when combined with comprehensive planning, development and property management services, make us a single-source solution for acquiring, planning, developing, managing, repositioning and monetizing real estate assets. As of December 31, 2011, our broadly diversified portfolio consisted of 937 properties in 46 states.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

Our Strategy

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest across the full spectrum of seniors housing and health care real estate and diversify our investment portfolio by property type, customer and geographic location.

The Portfolio

The following table summarizes our portfolio as of December 31, 2011:

Type of Property	Investments	Percentage of Investments	Number of Properties	Number of Beds/Units or Sq. Ft.	Investment per Metric(1)	States
	(in thousands)
Seniors housing triple-net	$4,029,818	28.1%	282	25,133 units	$163,293 per unit	39
Skilled nursing/post-acute	3,527,468	24.6%	307	39,825 beds	89,997 per bed	28
Seniors housing operating	2,792,088	19.5%	112	12,420 units	224,806 per unit	21
Hospitals	911,482	6.4%	36	2,165 beds	421,007 per bed	17
Medical office buildings(2)	2,727,450	19.0%	193	11,276,994 sq. ft.	255 per sq. ft.	30
Life science buildings(2)	337,800	2.4%	7		n/a	1

Totals	$14,326,106	100%	937			46

(1)

Investment per metric was computed by using the total committed investment amount of $14,609,005,000, which includes net real estate investments, our share of unconsolidated joint venture investments and unfunded construction commitments for which initial funding has commenced which amounted to $13,942,350,000, $383,756,000 and $282,899,000, respectively.
(2)	Includes our share of unconsolidated joint venture investments. Please see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information.

We invest in seniors housing and health care real estate primarily through acquisitions and developments. We diversify our investment portfolio by property type, customer and geographic location. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor; (4) the security for the lease or loan; (5) the real estate attributes of the building and its location; and (6) the capital committed to the property by the obligor. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any facility-level debt to be assumed by us at the time of the acquisition and the anticipated sources of repayment of any of the obligor’s existing debt that is not to be assumed by us at the time of the acquisition.

We monitor our investments through a variety of methods determined by the type of property. Our asset management process for seniors housing triple-net properties generally includes review of monthly financial statements and other operating data for each property, periodic review of obligor creditworthiness, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. Our internal property management division actively manages and monitors the medical office building portfolio with a comprehensive process including tenant relations, tenant lease expirations, the mix of health service providers, hospital/health system relationships, property performance, capital improvement needs and market conditions among other things. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Through asset management and research, we evaluate the operating environment in each property’s market to determine whether payment risk is likely to increase. When we identify unacceptable levels of payment risk, we seek to mitigate, eliminate or transfer the risk. We categorize the risk as obligor, property or market risk. For obligor risk, we typically find a substitute operator/tenant to run the property. For property risk, we usually work with the operator/tenant to institute property-level management changes to address the risk. Finally, for market risk, we often encourage an obligor to change its capital structure, including refinancing the property or raising additional equity. Through these asset management and research efforts, we are generally able to intervene at an early stage to address payment risk, and in so doing, support both the collectability of revenue and the value of our investment.

Recent Developments

In February 2012, we completed an offering of 20,700,000 shares of our common stock. The net proceeds from the offering were approximately $1.1 billion.

In February 2012, we entered into a purchase agreement to partner with Chartwell Seniors Housing Real Estate Investment Trust to own and operate a portfolio of 42 seniors housing and care communities located in Canada. The portfolio is being acquired for $925.2 million. We intend for this investment to be structured in such manner as authorized by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”), with 39 facilities owned 50% by us and 50% by Chartwell, and three facilities wholly owned by us. Our $503.3 million investment will be through a combination of cash and the pro rata assumption of secured debt. Chartwell will provide management services to the communities under an incentive-based management contract.

The transaction is expected to close in the second quarter of 2012. All currency references with respect to the Chartwell transaction are in U.S. dollars and based upon an exchange rate of one Canadian dollar to one U.S. dollar.

In February 2012, we announced the completion of $508 million of acquisitions during the first quarter of 2012. We expanded our relationship with Belmont Village by acquiring six additional seniors housing communities for $210 million. These communities will be added to the existing operating partnership and will continue to be managed by Belmont. We also placed $111 million of secured debt on the two previously announced Belmont communities during February 2012. During the first quarter, we also completed the acquisition of 11 medical office buildings for $298 million. These acquisitions included an aggregate $158 million of assumed debt.

Other Information

The SEC maintains an Internet website at http://www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto. All reports that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The Offering

The following is a brief summary of some of the terms of this offering. As used in this section, the terms “we,” “us,” “our” or the “Company” refer to Health Care REIT, Inc. and not any of its subsidiaries. For a more complete description of our Series J Preferred Stock, see “Description of Series J Preferred Stock” in this prospectus supplement.

Issuer	Health Care REIT, Inc.

Securities Offered	11,500,000 shares of 6.50% Series J Preferred Stock.

Dividends	Holders of the Series J Preferred Stock will be entitled to receive cumulative cash dividends on the Series J Preferred Stock at the rate of 6.50% per annum of the $25.00 per share liquidation preference (equivalent to $1.625 per annum per share of Series J Preferred Stock). Dividends on the Series J Preferred Stock will be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. The first dividend on the Series J Preferred Stock sold in this offering will be paid on April 16, 2012, since April 15, 2012 is a Sunday, and will be in the amount of $0.171528 per share.

Maturity	The Series J Preferred Stock has no maturity date, and we are not required to redeem the Series J Preferred Stock. In addition, we are not required to set aside funds to redeem the Series J Preferred Stock. Accordingly, the shares of Series J Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or, under circumstances in which the holders of the Series J Preferred Stock have a conversion right, the holders of shares of Series J Preferred Stock decide to convert them.

Optional Redemption	We may not redeem the Series J Preferred Stock prior to March 7, 2017, except as described below under “Special Optional Redemption” and in limited circumstances relating to our continuing qualification as a REIT. On and after March 7, 2017, we may, at our option, redeem the Series J Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series J Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise any of our redemption rights relating to the Series J Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series J Preferred Stock will not have the conversion right described below. A “Change of Control” is when, after the original issuance of the Series J Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our shares entitling that person to exercise more than 50% of the total voting power of all of our shares entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights	Upon the occurrence of a Change of Control, each holder of Series J Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series J Preferred Stock) to convert some or all of the Series J Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series J Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series J Preferred Stock dividend payment and prior to the corresponding Series J Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•	0.918442 (the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

If we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series J Preferred Stock will not have any right to convert the Series J Preferred Stock in connection with the Change of Control Conversion Right and any Series J Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series J Preferred Stock—Conversion Rights.”

Except as provided above in connection with a Change of Control, the Series J Preferred Stock is not convertible into or exchangeable for any other securities or property.

Liquidation Preference	$25.00 per share, plus accrued and unpaid dividends.

Ranking	The Series J Preferred Stock ranks senior to our common stock and future junior securities, pari passu with our outstanding Series D Preferred Stock, our Series F Preferred Stock, our Series H Preferred Stock and our Series I Preferred Stock and any future parity securities (collectively, the “Parity Preferred Stock”), and junior to all of our existing and future indebtedness and any future senior securities, with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

Voting Rights	Holders of Series J Preferred Stock generally have no voting rights. However, if we do not pay dividends on the Series J Preferred Stock for six quarterly periods, whether or not consecutive, the holders of the Series J Preferred Stock, voting as a single class with the holders of any other Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends which we owe on the Series J Preferred Stock. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series J Preferred Stock is required for us to authorize, create or increase shares ranking senior to the Series J Preferred Stock or to amend our certificate of incorporation (including the certificate of designation designating the Series J Preferred Stock) in a manner that materially and adversely affects the rights of the holders of the Series J Preferred Stock.

Among other things, we may, without any vote of the holders of the Series J Preferred Stock, issue additional Series J Preferred Stock and Parity Preferred Stock.

Information Rights	During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series J Preferred Stock is outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series J Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series J Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series J Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Listing	We intend to file an application to list the Series J Preferred Stock on the NYSE under the symbol “HCN PrJ.” If the application is approved, trading of the Series J Preferred Stock is expected to begin within 30 days after the date of initial delivery of the Series J Preferred Stock.

Restrictions on Ownership and Transfer	Our by-laws and the certificate of designation for the Series J Preferred Stock provide that no person may acquire securities of us that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in aggregate market value of all of our outstanding capital stock (calculated in accordance with our by-laws and the certificate of designation). Any acquisition by you of Series J Preferred Stock (whether in this offering or following completion of the offering) or other classes of our capital stock (including our common stock) that result in you exceeding either the 9.8% common stock ownership threshold or the 9.8% aggregate market value threshold may not be valid. In addition, no holder of Series J Preferred Stock will be entitled to convert Series J Preferred Stock into our common stock to the extent that receipt of our common stock would cause the holder to exceed either of the 9.8% ownership thresholds (calculated in accordance with our by-laws and the certificate of designation). See “Description of Series J Preferred Stock—Restrictions on Ownership and Transfer.”

Use of Proceeds

The net proceeds from this offering will be approximately $278.1 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to redeem all of our Series D Cumulative Redeemable Preferred Stock and Series F Cumulative Redeemable Preferred Stock and may use any remaining proceeds for general corporate purposes, including investing in health care and seniors housing properties. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus including the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011 before deciding whether to invest in our Series J Preferred Stock.

U.S. Federal Income Tax Consequences	For a discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of the Series J Preferred Stock and any common stock received upon conversion, see “Certain U.S. Federal Income Tax Income Considerations.” Prospective investors are urged to consult their own tax advisors regarding these matters in light of their personal investment circumstances.

Book Entry, Delivery and Form	The Series J Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of the Depository Trust Company.

Summary Selected Historical Consolidated Financial Data

The summary selected historical consolidated financial data set forth below should be read in conjunction with the sections of this prospectus supplement entitled “Capitalization” and “Prospectus Supplement Summary,” as well as the other information that we have filed with the SEC and incorporated by reference herein. The summary selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2011 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

	Year ended December 31,
	2009	2010	2011
	Amounts are in thousands, except per share data
Operating Data
Revenues	$523,288	$657,297	$1,421,162
Income from continuing operations attributable to common stockholders	123,275	58,911	105,205
Net income attributable to common stockholders	171,190	106,882	157,108
Per Share Data
Basic:
Income from continuing operations attributable to common stockholders	$1.08	$0.46	$0.61
Net income attributable to common stockholders	$1.50	$0.84	$0.90
Diluted:
Income from continuing operations attributable to common stockholders	$1.08	$0.46	$0.60
Net income attributable to common stockholders	$1.49	$0.83	$0.90
Dividends declared and paid per common share	$2.72	$2.74	$2.835

	December 31,
	2009	2010	2011
	Amounts are in thousands
Balance Sheet Data
Net real estate investments	$6,080,620	$8,590,833	$13,942,350
Total assets	6,367,186	9,451,734	14,924,606
Total long-term obligations	2,414,022	4,469,736	7,240,752
Total liabilities	2,559,735	4,714,081	7,612,309
Total preferred stock	288,683	291,667	1,010,417
Total equity	3,807,451	4,733,100	7,278,647

RISK FACTORS

An investment in our Series J Preferred Stock involves risks. You should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, before making an investment in our Series J Preferred Stock.

Risks Related to Our Business

Our expected results may not be achieved

Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and Canadian exchange rates; and other legal and operational matters, including REIT qualification and key management personnel recruitment and retention.

Risk factors related to our operators’ revenues and expenses

Our operators’ revenues are primarily driven by occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates. Expenses for these facilities are primarily driven by the costs of labor, food, utilities, taxes, insurance and rent or debt service. Revenues from government reimbursement have, and may continue to, come under pressure due to reimbursement cuts and state budget shortfalls. Operating costs continue to increase for our operators. To the extent that any decrease in revenues and/or any increase in operating expenses result in a property not generating enough cash to make payments to us, the credit of our operator and the value of other collateral would have to be relied upon.

The continued weakened economy may have an adverse effect on our operators and tenants, including their ability to access credit or maintain occupancy rates. If the operations, cash flows or financial condition of our operators are materially adversely impacted by economic conditions, our revenue and operations may be adversely affected.

Increased competition may affect our operators’ ability to meet their obligations to us

The operators of our properties compete on a local and regional basis with operators of properties and other health care providers that provide comparable services. We cannot be certain that the operators of all of our facilities will be able to achieve and maintain occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators are expected to encounter increased competition in the future that could limit their ability to attract residents or expand their businesses.

Risk factors related to obligor bankruptcies

We are exposed to the risk that our obligors may not be able to meet the rent, principal and interest or other payments due us, which may result in an obligor bankruptcy or insolvency, or that an obligor might become subject to bankruptcy or insolvency proceedings for other reasons. Although our operating lease agreements provide us with the right to evict a tenant, demand immediate payment of rent and exercise other remedies, and our loans provide us with the right to terminate any funding obligation, demand immediate repayment of principal and unpaid interest, foreclose on the collateral and exercise other remedies, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. An obligor in bankruptcy or subject to insolvency proceedings may be able to limit or delay our ability to collect unpaid rent in the case of a lease or to receive unpaid principal and interest in the case of a loan, and to exercise other rights and remedies.

We may be required to fund certain expenses (e.g., real estate taxes and maintenance) to preserve the value of an investment property, avoid the imposition of liens on a property and/or transition a property to a new tenant. In some instances, we have terminated our lease with a tenant and relet the property to another tenant. In some of those situations, we have provided working capital loans to and limited indemnification of the new obligor. If we cannot transition a leased property to a new tenant, we may take possession of that property, which may expose us to certain successor liabilities. Should such events occur, our revenue and operating cash flow may be adversely affected.

Transfers of health care facilities may require regulatory approvals and these facilities may not have efficient alternative uses

Transfers of health care facilities to successor operators frequently are subject to regulatory approvals or notifications, including, but not limited to, change of ownership approvals under certificate of need (“CON”) or determination of need laws, state licensure laws and Medicare and Medicaid provider arrangements, that are not required for transfers of other types of real estate. The replacement of a health care facility operator could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility. Alternatively, given the specialized nature of our facilities, we may be required to spend substantial time and funds to adapt these properties to other uses. If we are unable to timely transfer properties to successor operators or find efficient alternative uses, our revenue and operations may be adversely affected.

Risk factors related to government regulations

Our obligors’ businesses are affected by government reimbursement and private payor rates. To the extent that an operator/tenant receives a significant portion of its revenues from government payors, primarily Medicare and Medicaid, such revenues may be subject to statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities) and interruption or delays in payments due to any ongoing government investigations and audits at such property. In recent years, government payors have frozen or reduced payments to health care providers due to budgetary pressures. Health care reimbursement will likely continue to be of paramount importance to federal and state authorities. We cannot make any assessment as to the ultimate timing or effect any future legislative reforms may have on the financial condition of our obligors and properties. There can be no assurance that adequate reimbursement levels will be available for services provided by any property operator, whether the property receives reimbursement from Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on an obligor’s liquidity, financial condition and results of operations, which could adversely affect the ability of an obligor to meet its obligations to us. See “Item 1—Business—Certain Government Regulations—Reimbursement” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Our operators and tenants generally are subject to extensive federal, state, local and industry-regulated licensure, certification and inspection laws, regulations and standards. Our operators’ or tenants’ failure to comply with any of these laws, regulations or standards could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state health care programs, loss of license or closure of the facility. Such actions may have an effect on our operators’ or tenants’ ability to make lease payments to us and, therefore, adversely impact us. See “Item 1—Business—Certain Government Regulations—Other Related Laws” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Many of our properties may require a license, registration and/or CON to operate. Failure to obtain a license, registration or CON, or loss of a required license, registration or CON would prevent a facility from operating in the manner intended by the operators or tenants. These events could materially adversely affect our operators’ or tenants’ ability to make rent payments to us. State and local laws also may regulate the expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction or renovation of health care facilities, by requiring a CON or other similar approval from a state agency. See “Item 1—Business—Certain Government Regulations—Licensing and Certification” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009, provided $87 billion in additional federal Medicaid funding for states’ Medicaid expenditures between October 1, 2008 and December 31, 2010. On August 10, 2010, the President signed into law H.R. 1586, which mandated a six-month extension of the increase in federal Medicaid funding for states through June 30, 2011, although the enhanced federal Medicaid funding was scaled back for the first two quarters of 2011. Under both the ARRA and H.R. 1586, states meeting certain eligibility requirements temporarily received additional money in the form of an increase in the federal medical assistance percentage (“FMAP”). Thus, for a limited period of time, the share of Medicaid costs that were paid for by the federal government went up, and each state’s share went down. No similar extension of increased matching has been offered since June 30, 2011, and states’ FMAP rates have returned to levels comparable to pre-ARRA rates. We cannot predict whether states are, or will remain, eligible to receive the additional federal Medicaid funding, or whether the states will have sufficient funds for their Medicaid programs. We also cannot predict the impact that such broad-based, far-reaching legislation will have on the U.S. economy or our business.

Risk factors related to liability claims and insurance costs

In recent years, skilled nursing and seniors housing operators have experienced substantial increases in both the number and size of patient care liability claims. As a result, general and professional liability costs have increased in some markets. General and professional liability insurance coverage may be restricted or very costly, which may adversely affect the property operators’ future operations, cash flows and financial condition, and may have a material adverse effect on the property operators’ ability to meet their obligations to us.

Risk factors related to acquisitions

We are exposed to the risk that some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide construction funding to an operator/tenant and the project is not completed, we may need to take steps to ensure completion of the project. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, it may reduce our per share financial results. These costs may negatively affect our results of operations.

Unfavorable resolution of pending and future litigation matters and disputes could have a material adverse effect on our financial condition.

From time to time, we may be directly involved in a number of legal proceedings, lawsuits and other claims. We may also be named as defendants in lawsuits allegedly arising out of our actions or the actions of our operators/tenants or managers in which such operators/tenants or managers have agreed to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with their respective businesses. An unfavorable resolution of pending or future litigation may have a material adverse effect on our business, results of operations and financial condition. Regardless of its outcome, litigation may result in substantial costs and expenses and significantly divert the attention of management. There can be no assurance that we will be able to prevail in, or achieve a favorable settlement of, pending or future litigation. In addition, pending litigation or future litigation, government proceedings or environmental matters could lead to increased costs or interruption of our normal business operations.

Risk factors related to joint ventures

We have entered into, and may continue in the future to enter into, partnerships or joint ventures with other persons or entities. Joint venture investments involve risks that may not be present with other methods of ownership, including the possibility that our partner might become insolvent, refuse to make capital contributions when due or otherwise fail to meet its obligations, which may result in certain liabilities to us for guarantees and other commitments; that our partner might at any time have economic or other business interests or goals that are or become inconsistent with our interests or goals; that we could become engaged in a dispute with our partner, which could require us to expend additional resources to resolve such disputes and could have an adverse impact on the operations and profitability of the joint venture; and that our partner may be in a position to take action or withhold consent contrary to our instructions or requests. In addition, our ability to transfer our interest in a joint venture to a third party may be restricted. In some instances, we and/or our partner may have the right to trigger a buy-sell arrangement, which could cause us to sell our interest, or acquire our partner’s interest, at a time when we otherwise would not have initiated such a transaction. Our ability to acquire our partner’s interest may be limited if we do not have sufficient cash, available borrowing capacity or other capital resources. In such event, we may be forced to sell our interest in the joint venture when we would otherwise prefer to retain it. Joint ventures may require us to share decision-making authority with our partners, which could limit our ability to control the properties in the joint ventures. Even when we have a controlling interest, certain major decisions may require partner approval, such as the sale, acquisition or financing of a property.

Risk factors related to our seniors housing operating properties

We are exposed to various operational risks with respect to our seniors housing operating properties that may increase our costs or adversely affect our ability to generate revenues. These risks include fluctuations in occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates; economic conditions; competition; federal, state, local, and industry-regulated licensure, certification and inspection laws, regulations, and standards; the availability and increases in cost of general and professional liability insurance coverage; state regulation and rights of residents related to entrance fees; the availability and increases in the cost of labor (as a result of unionization or otherwise). Any one or a combination of these factors may adversely affect our revenue and operations.

Risk factors related to life science facilities

Our tenants in the life science industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to make payments to us. Research, development and clinical testing of products and technologies can be very expensive and sources of funds may not be available to our life science tenants in the future. The products and technologies that are developed and manufactured by our life science tenants may require regulatory approval prior to being made, marketed, sold and used. The regulatory process can be costly, long and unpredictable. Even after a tenant gains regulatory approval and market acceptance, the product still presents regulatory and liability risks, such as safety concerns, competition from new products and eventually the expiration of patent protection. These factors may affect the ability of our life science tenants to make timely payments to us, which may adversely affect our revenue and operations.

Risk factors related to indebtedness

Permanent financing for our investments is typically provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt. The incurrence or assumption of indebtedness may cause us to become more leveraged, which could (1) require us to dedicate a greater portion of our cash flow to the payment of debt service, (2) make us more vulnerable to a downturn in the economy, (3) limit our ability to obtain additional financing or (4) negatively affect our credit ratings or outlook by one or more of the rating agencies. Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. These defaults could have a material adverse impact on our business, results of operations and financial condition.

Risk factors related to our credit ratings

We plan to manage the Company to maintain a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. Any downgrades in terms of ratings or outlook by any or all of the rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.

Risk factors related to interest rate swaps

We enter into interest rate swap agreements from time to time to manage some of our exposure to interest rate volatility. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates. When we use forward-starting interest rate swaps, there is a risk that we will not complete the long-term borrowing against which the swap is intended to hedge. If such events occur, our results of operations may be adversely affected.

Risk factors related to environmental laws

Under various federal and state laws, owners or operators of real estate may be required to respond to the presence or release of hazardous substances on the property and may be held liable for property damage, personal injuries or penalties that result from environmental contamination or exposure to hazardous substances. We may become liable to reimburse the government for damages and costs it incurs in connection with the contamination. Generally, such liability attaches to a person based on the person’s relationship to the property. Our tenants or borrowers are primarily responsible for the condition of the property. Moreover, we review environmental site assessments of the properties that we own or encumber prior to taking an interest in them. Those assessments are designed to meet the “all appropriate inquiry” standard, which we believe qualifies us for the innocent purchaser defense if environmental liabilities arise. Based upon such assessments, we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination, which could have a material adverse effect on our business or financial condition or the business or financial condition of our obligors.

Risk factors related to facilities that require entrance fees

Certain of our seniors housing facilities require the payment of an upfront entrance fee by the resident, a portion of which may be refundable by the operator. Some of these facilities are subject to substantial oversight by state regulators relating to these funds. As a result of this oversight, residents of these facilities may have a variety of rights, including, for example, the right to cancel their contracts within a specified period of time and certain lien rights. The oversight and rights of residents within these facilities may have an effect on the revenue or operations of the operators of such facilities and therefore may negatively impact us.

Risk factors related to facilities under construction or development

At any given time, we may be in the process of constructing one or more new facilities that ultimately will require a CON and license before they can be utilized by the operator for their intended use. The operator also may need to obtain Medicare and Medicaid certification and enter into Medicare and Medicaid provider agreements and/or third party payor contracts. In the event that the operator is unable to obtain the necessary CON, licensure, certification, provider agreements or contracts after the completion of construction, there is a risk that we will not be able to earn any revenues on the facility until either the initial operator obtains a license or certification to operate the new facility and the necessary provider agreements or contracts or we find and contract with a new operator that is able to obtain a license to operate the facility for its intended use and the necessary provider agreements or contracts.

In connection with our renovation, redevelopment, development and related construction activities, we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These factors could result in increased costs or our abandonment of these projects. In addition, we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities, and we may not be able to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for significant cash returns. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions. Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our financial projections with respect to a new property are inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties that are not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property.

We do not know if our tenants will renew their existing leases, and if they do not, we may be unable to lease the properties on as favorable terms, or at all

We cannot predict whether our tenants will renew existing leases at the end of their lease terms, which expire at various times. If these leases are not renewed, we would be required to find other tenants to occupy those properties or sell them. There can be no assurance that we would be able to identify suitable replacement tenants or enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases

We have acquired an interest in certain of our properties by acquiring a leasehold interest in the property on which the building is located, and we may acquire additional properties in the future through the purchase of interests in ground leases. As the lessee under a ground lease, we are exposed to the possibility of losing the property upon termination of the ground lease or an earlier breach of the ground lease by us.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties

Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our properties in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations. In addition, we are exposed to the risks inherent in concentrating investments in real estate, and in particular, the seniors housing and health care industries. A downturn in the real estate industry could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us.

Risk factors related to reinvestment of sale proceeds

From time to time, we will have cash available from (1) the proceeds of sales of our securities, (2) principal payments on our loans receivable and (3) the sale of properties, including non-elective dispositions, under the terms of master leases or similar financial support arrangements. In order to maintain current revenues and continue generating attractive returns, we expect to re-invest these proceeds in a timely manner. We compete for real estate investments with a broad variety of potential investors. This competition for attractive investments may negatively affect our ability to make timely investments on terms acceptable to us.

Failure to properly manage our rapid growth could distract our management or increase our expenses

We have experienced rapid growth and development in a relatively short period of time and expect to continue this rapid growth in the future. This growth has resulted in increased levels of responsibility for our management. Future property acquisitions could place significant additional demands on, and require us to expand, our management, resources and personnel. Our failure to manage any such rapid growth effectively could harm our business and, in particular, our financial condition, results of operations and cash flows, which could negatively affect our ability to make distributions to stockholders. Our growth could also increase our capital requirements, which may require us to issue potentially dilutive equity securities and incur additional debt.

Ownership of property outside the United States may subject us to different or greater risks than those associated with our domestic operations

If our recently announced partnership with Chartwell Seniors Housing Real Estate Investment Trust is consummated, we will have operations in Canada. International development, ownership, and operating activities involve risks that are different from those we face with respect to our domestic properties and operations. These risks include, but are not limited to, any international currency gain recognized with respect to changes in exchange rates may not qualify under the 75% gross income test or the 95% gross income test that we must satisfy annually in order to qualify and maintain our status as a REIT; challenges with respect to the repatriation of foreign earnings and cash; changes in foreign political, regulatory, and economic conditions, including regionally, nationally, and locally; challenges in managing international operations; challenges of complying with a wide variety of foreign laws and regulations, including those relating to real estate, corporate governance, operations, taxes, employment and legal proceedings; foreign ownership restrictions with respect to operations in countries; differences in lending practices and the willingness of domestic or foreign lenders to provide financing; regional or country-specific business cycles and economic instability; and changes in applicable laws and regulations in the United States that affect foreign operations. If we are unable to successfully manage the risks associated with international expansion and operations, our results of operations and financial condition may be adversely affected.

Risk factors related to changes in currency exchange rates

As we expand our operations internationally, currency exchange rate fluctuations could affect our results of operations and financial position. We expect to generate an increasing portion of our revenue and expenses in such foreign currencies as the Canadian dollar. Although we may enter into foreign exchange agreements with financial institutions and/or obtain local currency mortgage debt in order to reduce our exposure to fluctuations in the value of foreign currencies, we cannot assure you that foreign currency fluctuations will not have a material adverse effect on us.

We might fail to qualify or remain qualified as a REIT

We intend to operate as a REIT under the Internal Revenue Code and believe we have and will continue to operate in such a manner. If we lose our status as a REIT, we will face serious income tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

Since REIT qualification requires us to meet a number of complex requirements, it is possible that we may fail to fulfill them, and if we do, our earnings will be reduced by the amount of U.S. federal and other income taxes owed. A reduction in our earnings would affect the amount we could distribute to our stockholders. If we do not qualify as a REIT, we would not be required to make distributions to stockholders since a non-REIT is not required to pay dividends to stockholders in order to maintain REIT status or avoid an excise tax. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2011, for a discussion of the provisions of the Internal Revenue Code that apply to us and the effects of failure to qualify as a REIT.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earnings and profits, although corporate stockholders may be eligible for the dividends received deduction, and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for U.S. federal income tax purposes. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2011.

The 90% annual distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. See “Item 1—Business—Taxation—Federal Income Tax

Considerations—Qualification as a REIT—Annual Distribution Requirements” included in our Annual Report on Form 10-K for the year ended December 31, 2011. Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. In the event that timing differences occur, or we deem it appropriate to retain cash, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in another transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations.

The amount of additional indebtedness we may incur is limited by the terms of our line of credit arrangement and the indentures governing our senior unsecured notes. In addition, adverse economic conditions may impact the availability of additional funds or could cause the terms on which we are able to borrow additional funds to become unfavorable. In those circumstances, we may be required to raise additional equity in the capital markets. Our access to capital depends upon a number of factors over which we have little or no control, including rising interest rates, inflation and other general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We cannot assure you that we will be able to raise the capital necessary to make future investments or to meet our obligations and commitments as they mature.

The lease of qualified health care properties to a taxable REIT subsidiary is subject to special requirements

We lease certain qualified health care properties we acquire to taxable REIT subsidiaries (or limited liability companies of which the taxable REIT subsidiaries are members), which lessees contract with managers (or related parties) to manage the health care operations at these properties. The rents from this taxable REIT subsidiary lessee structure are treated as qualifying rents from real property if (1) they are paid pursuant to an arms-length lease of a qualified health care property with a taxable REIT subsidiary and (2) the manager qualifies as an eligible independent contractor. If any of these conditions are not satisfied, then the rents will not be qualifying rents. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Income Tests” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

If certain sale-leaseback transactions are not characterized by the Internal Revenue Service as “true leases,” we may be subject to adverse tax consequences

We have purchased certain properties and leased them back to the sellers of such properties, and we may enter similar transactions in the future. We intend for any such sale-leaseback transaction to be structured in such a manner that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service (“IRS”) might take the position that the transaction is not a “true lease” but is more properly treated in some other manner. In the event any sale-leaseback transaction is challenged and successfully re-characterized by the IRS, we would not be entitled to claim the deductions for depreciation and cost recovery generally available to an owner of property. Furthermore, if a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests or income tests and, consequently, could lose our REIT status effective with the year of re-characterization. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Asset Tests” and “—Income Tests” included in our Annual Report on Form 10-K for the year ended December 31, 2011. Alternatively, the amount of our REIT taxable income could be recalculated, which may cause us to fail to meet the REIT annual distribution requirements for a taxable year. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Annual Distribution Requirements” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Other risk factors

We are also subject to other risks. First, our certificate of incorporation and by-laws contain anti-takeover provisions (restrictions on share ownership and transfer and super majority stockholder approval requirements for business combinations) that could make it more difficult for or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Additionally, we are dependent on key personnel. Although we have entered into employment agreements with our executive officers, losing any one of them could, at least temporarily, have an adverse impact on our operations. We believe that losing more than one could have a material adverse impact on our business.

Risks Related to the Series J Preferred Stock and Our Common Stock

The Series J Preferred Stock ranks junior to all of our indebtedness and other liabilities and is effectively junior to all indebtedness and other liabilities of our subsidiaries

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series J Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series J Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our creditors and any future series or class of preferred stock that ranks senior to the Series J Preferred Stock. In addition, the Series J Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our subsidiaries. Our subsidiaries, which owned approximately 80.9% of our real estate investments at December 31, 2011, are separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series J Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series J Preferred Stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series J Preferred Stock.

We may not be able to pay dividends on the Series J Preferred Stock

Our revolving credit facility restricts our ability to pay cash dividends on the Series J Preferred Stock and our common stock if we default under the credit facility, and other financing agreements that we enter into in the future also may limit our ability to pay cash dividends on our capital stock. If we default under the revolving credit facility or if future financing agreements restrict our ability to pay cash dividends, we will be restricted in our ability to pay cash dividends on the Series J Preferred Stock unless we can refinance amounts outstanding under those agreements.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the Series J Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the Series J Preferred Stock, we may not have sufficient cash to pay dividends on the Series J Preferred Stock.

Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

The Series J Preferred Stock may receive a below investment grade rating

Because one of the rating agencies rating our Series J Preferred Stock may assign the Series J Preferred Stock a non-investment grade rating, the Series J Preferred Stock may be subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of below-investment grade rated securities. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward, upward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series J Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the Series J Preferred Stock may not reflect all risks related to the Company and its business, or the structure or market value of the Series J Preferred Stock.

Market interest rates may affect the price of our Series J Preferred Stock

One of the factors that will influence the price of our Series J Preferred Stock will be the dividend yield on our Series J Preferred Stock relative to market interest rates. An increase in market interest rates could cause the market price of Series J Preferred Stock to go down. The trading price of the shares of our Series J Preferred Stock also will depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions or conditions in the financial or real estate markets; and

•	our financial condition, performance and prospects.

The Series J Preferred Stock will rank equally as to dividend rights and rights upon liquidation with our outstanding Series D Cumulative Redeemable Preferred Stock, Series F Cumulative Redeemable Preferred Stock, Series H Cumulative Convertible and Redeemable Preferred Stock and Series I Cumulative Convertible Perpetual Preferred Stock, and we may issue additional series of preferred stock that rank equally to the Series J Preferred Stock as to dividend rights, rights upon liquidation or voting rights

We currently have 4,000,000 outstanding shares of Series D Cumulative Redeemable Preferred Stock ($100 million in aggregate liquidation value), 7,000,000 outstanding shares of Series F Cumulative Redeemable Preferred Stock ($175 million in aggregate liquidation value), 349,854 outstanding shares of Series H Cumulative Convertible and Redeemable Preferred Stock (approximately $9 million in aggregate liquidation) and 14,375,000 outstanding shares of Series I Cumulative Convertible Perpetual Preferred Stock (approximately $719 million in aggregate liquidation value), all of which will rank equally with the Series J Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs. We also are allowed to issue additional series of preferred stock that would rank equally to the Series J Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation and the certificate of designation for the Series J Preferred Stock. The issuance of additional shares of preferred stock could have the effect of reducing the amounts available to the Series J Preferred Stock issued in this offering upon our liquidation, dissolution or winding up of our affairs. It also may reduce dividend payments on the Series J Preferred Stock if we do not have sufficient funds to pay dividends on all Series J Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

In addition, although holders of Series J Preferred Stock are entitled to limited voting rights, as described in “Description of Series J Preferred Stock—Voting Rights,” with respect to such matters, the Series J Preferred Stock will vote separately as a class along with all other series of our preferred stock upon which like voting rights have been conferred and are exercisable (which may include holders of our Series D Cumulative Redeemable Preferred Stock, our Series F Cumulative Redeemable Preferred Stock, our Series H Cumulative Convertible and Redeemable Preferred Stock and our Series I Cumulative Convertible Perpetual Preferred Stock, as well of holders of any series of preferred stock we may issue in the future). As a result, the voting rights of holders of Series J Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series J Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Ownership limitations in our by-laws and the certificate of designation for the Series J Preferred Stock may impair the ability of holders to convert Series J Preferred Stock into our common stock

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of our common stock or more than 9.8% in value of all of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities (including the Series J Preferred Stock) and other rights to acquire our common stock will be treated as if all such rights had been exercised. Notwithstanding any other provision of the Series J Preferred Stock, no holder of Series J Preferred stock will be entitled to convert such stock into our common stock to the extent that receipt of our common stock would cause the holder to exceed the ownership limit contained in our by-laws and in the certificate of designation for the Series J Preferred Stock. See “Description of Series J Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement and “Restrictions on Transfer of Securities” in the accompanying prospectus.

An active trading market for the Series J Preferred Stock does not exist and may not develop

The Series J Preferred Stock is a new issue of securities with no established trading market. Although we intend to file an application to list the Series J Preferred Stock on the NYSE, we cannot assure you that the Series J Preferred Stock will be approved for listing or that a trading market will exist for those securities. Listing of the Series J Preferred Stock on the NYSE does not guarantee that a trading market for the Series J Preferred Stock will develop or, if a trading market for the Series J Preferred Stock does develop, the depth or liquidity of that market or the ability of the holders to sell their Series J Preferred Stock.

We may not have sufficient earnings and profits in order for distributions on the Series J Preferred Stock to be treated as dividends

The dividends payable by us on the Series J Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that were to occur, it would result in the amount of dividends that exceed our earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the Series J Preferred Stock and then, to the extent of any excess over such adjusted tax basis, as capital gain. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Holders of Our Series J Preferred Stock or Common Stock—Treatment of U.S. Stockholders That Are Not Tax Exempt—Distributions with respect to Our Series J Preferred Stock or Common Stock.”

We believe that the Series J Preferred Stock and any common stock received upon your conversion of the Series J Preferred Stock do not constitute “U.S. real property interests” and therefore we would not generally be required to withhold from payments to non-U.S. holders under the Foreign Investment in Real Property Act, or FIRPTA. We cannot assure you, however, that the Series J Preferred Stock or our common stock will not constitute U.S. real property interests

Although we are not currently aware of any facts that would cause our conclusion to change, depending on the facts in existence at the time of any sale, repurchase, conversion, or retirement of Series J Preferred Stock or our common stock, it is possible that the Series J Preferred Stock and our common stock could constitute U.S. real property interests. If so, non-U.S. holders of Series J Preferred Stock or our common stock may be subject to withholding on payments in connection with such a sale, repurchase, conversion, or retirement regardless of whether such non-U.S. holders provide certification documenting their non-U.S. status. See “Item 1—Business—Taxation of our Annual Report on Form 10-K for the year ended December 31, 2011.”

As a holder of Series J Preferred Stock, you have extremely limited voting rights

Your voting rights as a holder of Series J Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series J Preferred Stock exist primarily with respect to the ability to elect, with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors in the event that six quarterly dividends (whether or not consecutive) payable on the Series J Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation or certificate of designation relating to the Series J Preferred Stock that materially and adversely affect the rights of the holders of Series J Preferred Stock or create additional classes or series of our shares that are senior to the Series J Preferred Stock. Other than the limited circumstances described in this prospectus supplement, holders of Series J Preferred Stock will not have any voting rights. See “Description of the Series J Preferred Stock—Voting Rights.”

The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of the Series J Preferred Stock may make it more difficult for a party to take over our Company or discourage a party from taking over our Company

Upon the occurrence of a change of control the result of which our shares of common stock and the common securities of the acquiring or surviving entity (or ADRs representing such securities) are not listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ, holders of the Series J Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series J Preferred Stock) to convert some or all of their Series J Preferred Stock into our shares of common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a special optional redemption right to redeem the Series J Preferred Stock. See “Description of the Series J Preferred Stock—Conversion Rights” and “—Special Optional Redemption.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of Series J Preferred Stock converted. If the Common Stock Price is less than $27.22 (which is approximately 50.0% of the per-share closing sale price of our common stock on February 29, 2012), subject to adjustment, the holders will receive a maximum of 10,562,086 shares of our common stock per share of Series J Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series J Preferred Stock. In addition, those features of the Series J Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change of control of us under circumstances that otherwise could provide the holders of our common stock and Series J Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our ability to successfully manage the risks associated with international expansion and operations;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet our earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to, the risks discussed above and the risks discussed in the sections captioned “Risk Factors” in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” in the accompanying prospectus and the documents that are incorporated herein by reference. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $278.1 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to redeem all of our Series D Cumulative Redeemable Preferred Stock and Series F Cumulative Redeemable Preferred Stock and may use any remaining proceeds for general corporate purposes, including investing in health care and seniors housing properties. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States.

CAPITALIZATION

The table below sets forth our capitalization as of December 31, 2011 on an actual basis, on an as adjusted basis to give effect to the issuance of 20,700,000 shares of common stock in February 2012 and on an as further adjusted basis to give effect to the issuance of shares of Series J Preferred Stock offered by this prospectus supplement and application of the net proceeds.

	December 31, 2011
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents	$163,482	$621,134	$624,228

Debt:
Borrowings under unsecured lines of credit(1)	610,000	5,000	5,000
Senior notes due 2012	76,853	76,853	76,853
Senior notes due 2013	300,000	300,000	300,000
Senior notes due 2015	250,000	250,000	250,000
Senior notes due 2016	300,000	300,000	300,000
Senior notes due 2016	400,000	400,000	400,000
Senior notes due 2017	450,000	450,000	450,000
Senior notes due 2020	450,000	450,000	450,000
Senior notes due 2021	450,000	450,000	450,000
Senior notes due 2022	600,000	600,000	600,000
Senior notes due 2041	400,000	400,000	400,000
4.75% convertible senior notes due 2026(2)	125,585	125,585	125,585
4.75% convertible senior notes due 2027(2)	168,086	168,086	168,086
3.00% convertible senior notes due 2029(2)	494,403	494,403	494,403
Secured debt	2,108,384	2,108,384	2,108,384
Capital lease obligation	83,996	83,996	83,996
Unamortized premiums/discounts and fair value adjustments	(26,555)	(26,555)	(26,555)

Total debt	7,240,752	6,635,752	6,635,752
Redeemable noncontrolling interests	33,650	33,650	33,650
Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized—50,000,000 shares
Series D Cumulative Redeemable Preferred Stock; 4,000,000 shares issued and outstanding	100,000	100,000	—(3)
Series F Cumulative Redeemable Preferred Stock; 7,000,000 shares issued and outstanding	175,000	175,000	—(4)
Series H Cumulative Convertible and Redeemable Preferred Stock; 349,854 shares issued and outstanding	16,667	16,667	16,667
Series I Cumulative Convertible Perpetual Preferred Stock; 14,375,000 shares issued and outstanding	718,750	718,750	718,750
Series J Cumulative Redeemable Preferred Stock; 11,500,000 shares issued and outstanding	—	—	287,500
Common Stock, $1.00 par value; authorized—400,000,000 shares; 192,604,918 shares issued and 192,275,248 shares outstanding, actual; 213,304,918 shares issued and 212,975,248 shares outstanding, as adjusted(5)	192,299	212,999	212,999
Capital in excess of par value	7,019,714	8,061,666	8,052,260
Treasury stock	(13,535)	(13,535)	(13,535)
Cumulative net income	1,893,806	1,893,806	1,893,806
Cumulative dividends	(2,972,129)	(2,972,129)	(2,972,129)
Accumulated other comprehensive income	(11,928)	(11,928)	(11,928)
Other equity	6,120	6,120	6,120

Total Health Care REIT, Inc. stockholders’ equity	7,124,764	8,187,416	8,190,510
Noncontrolling interests	153,883	153,883	153,883

Total equity	7,278,647	8,341,299	8,344,393

Total capitalization	$14,553,049	$15,010,701	$15,013,795

(1)	$5 million was outstanding under our unsecured lines of credit at February 28, 2012.
(2)	The amounts shown do not reflect original issue discount pursuant to ASC 470-20, Debt with Conversion and Other Options. Under ASC 470, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the convertible senior notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470 on the accounting for the convertible senior notes is that the equity component is included in the capital in excess of par value section of stockholders’ equity on our consolidated balance sheet and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the convertible senior notes. The original issue discount for the convertible senior notes is included in “Unamortized premiums/discounts and fair value adjustments.”
(3)	We will call all of the shares of the Series D Cumulative Redeemable Preferred Stock for redemption on March 2, 2012. The redemption date is April 2, 2012. On that date, we will redeem all outstanding shares of the Series D Cumulative Redeemable Preferred Stock at a price of $25.01094 per share, which includes all accrued and unpaid dividends through the redemption date. The redemption price does not include the $0.49219 per share quarterly dividend that will be paid separately on or after April 16, 2012 to holders of record of the Series D Cumulative Redeemable Preferred Stock on March 30, 2012. From and after such date, the Series D Cumulative Redeemable Preferred Stock will no longer be deemed outstanding. We intend to use the net proceeds from this offering to redeem all of the Series D Cumulative Redeemable Preferred Stock.
(4)	We will call all of the shares of the Series F Cumulative Redeemable Preferred Stock for redemption on March 2, 2012. The redemption date is April 2, 2012. On that date, we will redeem all outstanding shares of the Series F Cumulative Redeemable Preferred Stock at a price of $25.01059 per share, which includes all accrued and unpaid dividends through the redemption date. The redemption price does not include the $0.47656 per share quarterly dividend that will be paid separately on or after April 16, 2012 to holders of record of the Series F Cumulative Redeemable Preferred Stock on March 30, 2012. From and after such date, the Series F Cumulative Redeemable Preferred Stock will no longer be deemed outstanding. We intend to use the net proceeds from this offering to redeem all of the Series F Cumulative Redeemable Preferred Stock.
(5)	Excludes: (i) 1,251,659 shares of common stock reserved for issuance that relate to outstanding options under the 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors, 2005 Long-Term Incentive Plan and Windrose Medical Properties Trust 2002 Stock Incentive Plan; (ii) 5,977,618 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; (iii) 2,670,038 shares of common stock reserved for issuance that relate to the $125,585,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2026 (of which 44 shares of common stock were issued on January 9, 2012 in connection with the conversion of $22,000 aggregate principal amount of such notes); (iv) 3,393,270 shares of common stock reserved for issuance that relate to the $168,086,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2027; (v) 9,669,732 shares of common stock reserved for issuance that relate to the $494,403,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2029; (vi) 349,854 shares of common stock reserved for issuance upon conversion of the Series H Cumulative Convertible and Redeemable Preferred Stock; (vii) 12,161,250 shares of common stock reserved for issuance upon conversion of the Series I Cumulative Convertible Perpetual Preferred Stock; and (viii) shares of common stock that may be issued upon conversion of the convertible senior notes or the Series I Cumulative Convertible Perpetual Preferred Stock as a make-whole premium (or similar consideration) upon the occurrence of a make-whole fundamental change or fundamental change (as applicable).

You should read this table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The table below sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest on all indebtedness and the amortization of loan expenses or interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year Ended December 31,
	2007	2008	2009	2010	2011
Consolidated ratio of earnings to fixed charges (unaudited)	1.72	1.85	1.92	1.43	1.51
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends (unaudited)	1.43	1.58	1.64	1.25	1.27

In computing the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on the following:

•	4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock issued in July 2003.

•	7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock issued in September 2004.

•	349,854 shares of 6% Series H Cumulative Convertible and Redeemable Preferred Stock issued in December 2010.

•	14,375,000 shares of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock issued in March 2011.

DESCRIPTION OF SERIES J PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designation of our Series J Preferred Stock. As used in this section, the terms “we,” “us,” “our” or the “Company” refer to Health Care REIT, Inc. and not any of its subsidiaries. Please read “Description of Common Stock,” “Description of Preferred Stock” and “Description of Certain Provisions of our Certificate of Incorporation and By-Laws” in the accompanying prospectus for a description of general terms applicable to the Series J Preferred Stock, a description of our common stock and certain provisions of our corporate documents and Delaware law.

General

Under our certificate of incorporation and our by-laws, our board of directors is authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such designations, preferences, voting powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be expressed in our certificate of incorporation or any amendment thereto (including in any certificate of designation relating to such preferred stock), or as shall be set forth in the resolutions of our board of directors or a duly authorized committee providing for the issue of such preferred stock. We currently have outstanding 4,000,000 shares of Series D Cumulative Redeemable Preferred Stock, 7,000,000 shares of Series F Cumulative Redeemable Preferred Stock, 349,854 shares of Series H Cumulative Convertible and Redeemable Preferred Stock and 14,375,000 shares of Series I Cumulative Convertible Perpetual Preferred Stock, with an aggregate liquidation preference of $1,002,496,350. In connection with this offering, we will issue 11,500,000 shares of Series J Preferred Stock. When issued, the Series J Preferred Stock and any common stock issued upon the conversion of the Series J Preferred Stock will be fully paid and nonassessable.

This summary of the terms and provisions of the Series J Preferred Stock is not complete. Our board of directors will adopt a certificate of designation designating the terms of the Series J Preferred Stock, and you may obtain a complete copy of the certificate of designation designating the Series J Preferred Stock by contacting us. In connection with this offering, we will file the certificate of designation with the SEC. Our board of directors may, without notice to or the consent of holders of Series J Preferred Stock, authorize the issuance and sale of additional Series J Preferred Stock from time to time.

We intend to file an application to list the shares of Series J Preferred Stock on the NYSE under the symbol “HCN PrJ.” If listing is approved, we expect trading to commence within 30 days after the initial delivery of the shares of Series J Preferred Stock.

The transfer agent, registrar and dividend disbursement agent for shares of the Series J Preferred Stock is Computershare Shareowner Services LLC.

Ranking

The Series J Preferred Stock ranks senior to our shares of common stock and to any other of our future equity securities that we may later authorize or issue that by their terms rank junior to the Series J Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The shares of Series J Preferred Stock rank pari passu with our outstanding Series D Cumulative Redeemable Preferred Stock, Series F Cumulative Redeemable Preferred Stock, Series H Cumulative Convertible and Redeemable Preferred Stock and Series I Cumulative Convertible Perpetual Preferred Stock and future equity securities that we may later authorize or issue that by their terms are on a parity with the Series J Preferred Stock (collectively, the “Parity Preferred Stock”). The Series J Preferred Stock ranks junior to any equity securities that we may later authorize or issue that by their terms rank senior to the Series J Preferred Stock. Any such authorization or issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series J Preferred Stock. See “—Voting Rights” below. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series J Preferred Stock ranks junior to all of our existing and future indebtedness.

Dividends

Holders of shares of Series J Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% per annum of the $25.00 per share liquidation preference, equivalent to $1.625 per annum per share of Series J Preferred Stock. Dividends accrue on a daily basis and are cumulative from, and including, the immediately preceding dividend payment date, to, but not including, the next succeeding dividend payment date or redemption date, as applicable. Dividends on the Series J Preferred Stock will be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. The first dividend on the Series J Preferred Stock sold in this offering will be paid on April 16, 2012, since April 15, 2012 is a Sunday, and will be in the amount of $0.171528 per share. Dividends payable on the Series J Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable dividend falls, or such other date as designated by our board of directors for the payment of dividends that is not more than 30 days nor fewer than 10 days prior to the dividend payment date.

Our board of directors will not authorize, and we will not pay, any dividends on the Series J Preferred Stock or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our shares of common stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of shares of our Series J Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series J Preferred Stock.

Notwithstanding the foregoing, dividends on the Series J Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized. Accrued but unpaid dividends on the Series J Preferred Stock will not bear interest, and the holders of the Series J Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on Series J Preferred Stock, including any capital gain distributions, will be credited to the previously accrued dividends on the Series J Preferred Stock. We will credit any dividend made on Series J Preferred Stock first to the earliest accrued and unpaid dividend due.

We will not declare or pay any dividends, or set aside any funds for the payment of dividends, on our common stock or any other shares that rank junior to, or on a parity with, the Series J Preferred Stock, if any, or redeem or otherwise acquire our common stock or other junior shares, or shares ranking on a parity with the Series J Preferred Stock, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series J Preferred Stock for the current and all past dividend periods. This restriction will not limit our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our by-laws in order to preserve our status as a REIT.

Our existing revolving credit facility prohibits us from distributing to our stockholders, including holders of shares of our preferred stock, dividends if we are in default under our credit facility, except as necessary to enable us to qualify as a REIT for U.S. federal income tax purposes. As a result, if we were to default under the revolving credit facility, we may not be able to pay all or a portion of the dividends payable to holders of shares of our Series J Preferred Stock on the dividend payment date without further violating the terms of the revolving credit facility.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series J Preferred Stock and all shares that rank on a parity with Series J Preferred Stock, the amount which we have declared will be allocated pro rata to the Series J Preferred Stock and to each parity series of shares so that the amount declared for each Series J Preferred Stock and for each share of each parity series is proportionate to the accrued and unpaid dividends on those shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of the Series J Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders liquidating distributions in cash or property at fair market value as determined by our board of directors equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of the payment. Holders of Series J Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common stock or any other shares of preferred stock that rank junior to the Series J Preferred Stock. The rights of holders of Series J Preferred Stock to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the Series J Preferred Stock. Written notice will be given to each holder of Series J Preferred Stock of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series J Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up. As of December 31, 2011, we had outstanding shares of Series D Cumulative Redeemable Preferred Stock, Series F Cumulative Redeemable Preferred Stock, Series H Cumulative Convertible and Redeemable Preferred Stock and Series I Cumulative Convertible Perpetual Preferred Stock, with an aggregate liquidation preference of $1,002,496,350. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series J Preferred Stock and all other classes or series of our equity securities ranking on a parity with the Series J Preferred Stock, including our Series D Cumulative Redeemable Preferred Stock, Series F Cumulative Redeemable Preferred Stock, Series H Cumulative Convertible and Redeemable Preferred Stock and Series I Cumulative Convertible Perpetual Preferred Stock, then we will distribute our assets to the holders of Series J Preferred Stock and all other classes or series of parity securities, including our Series D Cumulative Redeemable Preferred Stock, Series F Cumulative Redeemable Preferred Stock, Series H Cumulative Convertible and Redeemable Preferred Stock and Series I Cumulative Convertible Perpetual Preferred Stock, ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

We may not redeem the Series J Preferred Stock prior to March 7, 2017, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership and Transfer.” On and after March 7, 2017, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series J Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.

We will give notice of redemption by publication in a newspaper of general circulation in the City of New York and by mail to each holder of record of Series J Preferred Stock at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series J Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series J Preferred Stock to be redeemed;

•	the place or places where the certificates for the shares of Series J Preferred Stock are to be surrendered for payment; and

•	that dividends on the Series J Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the shares of Series J Preferred Stock, the notice of redemption mailed to each holder will also specify the number of shares of Series J Preferred Stock that we will redeem from each holder. In this case, we will determine the number of shares of Series J Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose in our sole discretion.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the shares of Series J Preferred Stock called for redemption, then from and after the redemption date, those shares of Series J Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series J Preferred Stock will terminate. The holders of those shares of Series J Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.

The holders of Series J Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series J Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series J Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series J Preferred Stock to be redeemed.

The Series J Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “—Restrictions on Ownership and Transfer” below. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series J Preferred Stock will be subject to the restrictions on ownership and transfer set forth in our by-laws.

Subject to applicable law, we may purchase Series J Preferred Stock in the open market, by tender or by private agreement. Any shares of Series J Preferred Stock that we reacquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series J Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the shares of Series J Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of such shares of Series J Preferred Stock will not have the conversion right described below under “—Conversion Rights.”

We will mail to you, if you are a record holder of the Series J Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series J Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series J Preferred Stock to be redeemed;

•	the place or places where the certificates for the shares of Series J Preferred Stock are to be surrendered for payment;

•

that the shares of Series J Preferred Stock are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of the shares of Series J Preferred Stock to which the notice relates will not be able to tender such shares of Series J Preferred Stock for conversion in connection with the Change of Control and each share of Series J Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the Series J Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the outstanding shares of Series J Preferred Stock, the notice of redemption mailed to each holder will also specify the number of shares of Series J Preferred Stock that we will redeem from each holder. In this case, we will determine the number of shares of Series J Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series J Preferred Stock called for redemption, then from and after the redemption date, those shares of Series J Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series J Preferred Stock will terminate. The holders of those shares of Series J Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date.

The holders of shares of Series J Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the shares of Series J Preferred Stock on the corresponding payment date notwithstanding the redemption of the shares of Series J Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series J Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series J Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our shares entitling that person to exercise more than 50% of the total voting power of all of our shares entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of shares of Series J Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem the Series J Preferred Stock as described under “—Redemption” or “—Special Optional Redemption,” to convert some or all of the shares of Series J Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series J Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series J Preferred Stock dividend payment and prior to the corresponding Series J Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and

•	0.918442 (the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 10,562,086 shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series J Preferred Stock will receive upon conversion of such Series J Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of shares of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series J Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of our common stock upon the conversion of the Series J Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series J Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of shares of the Series J Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the shares of the Series J Preferred Stock, holders will not be able to convert such shares of Series J Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series J Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of shares of Series J Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series J Preferred Stock.

To exercise the Change of Control Conversion Right, the holder of Series J Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series J Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series J Preferred Stock to be converted; and

•	that the shares of Series J Preferred Stock are to be converted pursuant to the applicable provisions of the Series J Preferred Stock.

The “Change of Control Conversion Date” is the date the shares of Series J Preferred Stock are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series J Preferred Stock.

The “Common Stock Price” will be: (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of our common stock is solely cash; and (ii) the average of the per-share closing prices for our common stock on the NYSE for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common stock is other than solely cash.

Holders of Series J Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series J Preferred Stock;

•	if certificated shares of Series J Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series J Preferred Stock; and

•	the number of shares of Series J Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series J Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company (the “DTC”).

Shares of Series J Preferred Stock as to which the Change of Control Conversion Right have been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series J Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series J Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series J Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date. See “—Redemption” and “—Special Optional Redemption.”

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series J Preferred Stock into shares of our common stock. Notwithstanding any other provision of the Series J Preferred Stock, no holder of shares of Series J Preferred Stock will be entitled to convert such shares of Series J Preferred Stock into shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our by-laws and the certificate of designation setting forth the terms of the Series J Preferred Stock, unless we provide an exemption from this limitation for such holder. See “—Restrictions on Ownership and Transfer” below.

These Change of Control conversion and redemption features may make it more difficult for a party to take over the Company or discourage a party from taking over the Company. See “Risk Factors—The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of the Series J Preferred Stock may make it more difficult for a party to take over the Company or discourage a party from taking over the Company.”

Except as provided above in connection with a Change of Control, the shares of Series J Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of Series J Preferred Stock will have no voting rights, except as set forth below.

Whenever dividends on the Series J Preferred Stock are due but unpaid for six quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting our Board of

Directors shall be increased by two and holders of the Series J Preferred Stock, voting as a single class with the holders of any other Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of at least 25% of the outstanding Series J Preferred Stock or the holders of at least 25% of any such other series of Parity Preferred Stock, or at the next annual or special meeting of stockholders, and at each subsequent annual or special meeting of stockholders until all dividends accrued on the Series J Preferred Stock for the past dividend periods and the then-current dividend period have been paid or declared and set aside for payment in full.

If and when all accrued dividends in arrears and dividends for the then current dividend period on the Series J Preferred Stock shall have been paid in full or a sum sufficient for the payment is irrevocably deposited in trust for payment, the holders of the Series J Preferred Stock shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accrued dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series J Preferred Stock when they have the voting rights set forth as described in this section (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series J Preferred Stock when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per Director on any matter.

So long as any shares of Series J Preferred Stock remain outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series J Preferred Stock outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series J Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up, or reclassify any of our authorized shares into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our certificate of incorporation (including the certificate of designation designating the Series J Preferred Stock), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series J Preferred Stock; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as (a) the shares of Series J Preferred Stock remain outstanding with the terms thereof materially unchanged, or (b) the holders of the Series J Preferred Stock receive equity securities with rights, preferences, privileges or voting powers substantially the same as those of the Series J Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series J Preferred Stock. In addition, any increase in the amount of authorized Series J Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other equity securities ranking on a parity with or junior to the Series J Preferred Stock with respect to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series J Preferred Stock.

In any matter in which the Series J Preferred Stock are entitled to vote, each Series J Preferred Stock will be entitled to one vote. If the holders of Series J Preferred Stock and another series of preferred stock, if any, are entitled to vote together as a single class on any matter, the Series J Preferred Stock and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series J Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series J Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series J Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series J Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

For us to qualify as a real estate investment trust for U.S. federal tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, the certificate of designation provides that all holders of Series J Preferred Stock will be subject to Article VI of our by-laws, which provides that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in aggregate “market value” (as defined in Article VI of our by-laws) of all of our outstanding capital stock. For purposes of application of these limitations to any person, all options, warrants, convertible securities or other rights to acquire our common stock held directly or indirectly by such person are treated as if all such rights had been exercised.

Any acquisition by you of Series J Preferred Stock (whether in this offering or following completion of the offering) or other classes of our capital stock that result in you exceeding either the 9.8% common stock ownership threshold or the 9.8% aggregate “market value” threshold may not be valid. In addition, no holder of Series J Preferred Stock will be entitled to convert the Series J Preferred Stock into our common stock to the extent that receipt of our common stock would cause the holder (together with the holder’s affiliates) to exceed either of the 9.8% ownership thresholds.

Under our by-laws and, consequently, the certificate of designation for the Series J Preferred Stock, if any securities in excess of the 9.8% thresholds are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed the threshold, and such issuance or transfer will be void with respect to the excess. Our board of directors may grant a limited exemption from the ownership restrictions to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders; however, our board of directors is not obligated to do so.

Our by-laws and the certificate of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and, consequently, the certificate of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust for U.S. federal tax purposes.

Any person who violates these restrictions in acquiring actual or constructive ownership of shares of Series J Preferred Stock is required to provide us with notice of such violation immediately and also provide us with any additional information as we may request in order to determine the effect of such acquisition on our status as a REIT.

Preemptive Rights

No holders of the Series J Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for our common stock or any other security of the Company.

Book-Entry Procedures

The DTC will act as securities depositary for the Series J Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series J Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series J Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series J Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series J Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series J Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series J Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series J Preferred Stock on DTC’s records. You, as the actual owner of the Series J Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series J Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series J Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our certificate of incorporation (including the certificate of designation designating the Series J Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series J Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series J Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series J Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series J Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series J Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series J Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series J Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series J Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series J Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series J Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series J Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of our Series J Preferred Stock and common stock received upon conversion of our Series J Preferred Stock. This summary is only a supplement to, and should be read in conjunction with, the discussion in our Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Item 1—Business—Taxation—Federal Income Tax Considerations.”

The following summary is for general information only and is not tax advice. This summary deals only with beneficial owners of our Series J Preferred Stock or common stock that will hold the stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”), and does not deal with foreign stockholders (as defined below) that own (actually, beneficially or constructively) more than 5% of our Series J Preferred Stock or 5% of our common stock. This summary assumes that our Series J Preferred Stock and our common stock are “regularly traded” on an established securities market. This summary does not address all aspects of taxation that may be relevant to certain types of holders (including, but not limited to, insurance companies, tax-exempt entities, S corporations, holders subject to the alternative minimum tax, certain U.S. expatriates, financial institutions or broker-dealers, persons holding shares of stock as part of a hedging, integrated conversion, or constructive sale transaction or a straddle, traders in securities that use a mark-to-market method of accounting for their securities, U.S. stockholders (as defined below) that have a “functional currency” other than the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes and individuals who are not citizens or residents of the United States).

As used in this summary, the term “U.S. stockholder” means a beneficial owner of the Series J Preferred Stock or common stock received upon conversion of our Series J Preferred Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “U.S. persons” (as defined in section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or if it has in effect a valid election to be treated as a “U.S. person.”

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of our Series J Preferred Stock or the common stock received upon conversion of our Series J Preferred Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our Series J Preferred Stock or the common stock received upon conversion of our Series J Preferred Stock.

The term “foreign stockholder” means any beneficial owner of our Series J Preferred Stock or the common stock received upon conversion of our Series J Preferred Stock that is neither a U.S. stockholder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state, local or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our Series J Preferred Stock and common stock received upon conversion of our Series J Preferred Stock as set forth in this summary. Before you purchase our Series J Preferred Stock, you should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences of acquiring, owning and disposing of our Series J Preferred Stock and common stock received upon conversion of our Series J Preferred Stock.

Taxation of the Company as a REIT

We have elected to be treated as a “real estate investment trust” or “REIT” under Sections 856 through 860 of the Code for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1970. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also intend that we will continue to operate in a manner that will preserve our status as a REIT. We cannot, however, assure you of such conclusions.

We have received an opinion from Arnold & Porter LLP, our special REIT tax counsel, to the effect that we qualified as a REIT under the Code commencing with our taxable year ended December 31, 2003, that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed manner of operation will enable us to continue to satisfy the requirements for qualification as a REIT under the Code for the calendar year 2011, and thereafter, based upon the representations made by us in a factual representation letter. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Arnold & Porter LLP is based on various assumptions, as well as on certain representations made by us as to factual matters. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of share ownership.

Arnold & Porter LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our stockholders.

For a more detailed discussion of the U.S. federal income taxation of holders of our stock and the U.S. federal income taxation of REITs, which includes a variety of complex requirements relating to share ownership, income, assets and distributions, please see our Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Item 1—Business—Taxation—Federal Income Tax Considerations.”

U.S. Federal Income Taxation of Holders of Our Series J Preferred Stock or Common Stock

Treatment of U.S. Stockholders That Are Not Tax-Exempt

Distributions with respect to Our Series J Preferred Stock or Common Stock

As long as we qualify for taxation as a REIT, distributions on shares of our Series J Preferred Stock (or common stock received upon conversion of our Series J Preferred Stock) made out of our current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends or as qualified dividend income) will generally be includable by you as ordinary income for U.S. federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate U.S. stockholders. Distributions, if any, in excess of our earnings and profits will first reduce the adjusted tax basis of a U.S. stockholder’s shares on a dollar-for-dollar basis and, after that basis has been reduced to zero, will constitute capital gain. Distributions that are designated by us as capital gain dividends generally will be taxable to you as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-91, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. For a further discussion of the U.S. federal income tax treatment of distributions with respect to shares of our Series J Preferred Stock or common stock see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Taxable U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Taxable Dispositions of Our Series J Preferred Stock or Common Stock

If you sell or dispose of shares of our Series J Preferred Stock other than by conversion (or common stock received upon conversion of our Series J Preferred Stock), except as set forth below under “Treatment of U.S. Stockholders That Are Not Tax Exempt—Redemption of Our Series J Preferred Stock,” you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and your adjusted basis in the shares for U.S. federal income tax purposes. In general, a U.S. stockholder’s adjusted basis will equal the U.S. stockholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. stockholder less tax deemed paid on it and reduced by returns on capital. This gain will be treated as capital gain if you held these shares of our stock as a capital asset and generally will be treated as long-term capital gain or loss if your holding period in the shares exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. If your holding period in the shares is one year or less, the gain will be taxed at ordinary income rates. Gains recognized by U.S. stockholders that are corporations are currently subject to federal income tax at a maximum rate of 35%, whether such gains are classified a long-term capital gains. Any loss upon a sale or exchange of shares of our Series J Preferred Stock or common stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent of previously received capital gain distributions with respect to those shares of our stock. For a further discussion of the treatment of taxable U.S. stockholders see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Taxable U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Redemption of Our Series J Preferred Stock

If we redeem any of your shares, the U.S. federal income tax treatment can only be determined on the basis of particular facts at the time of the redemption. A redemption of Series J Preferred Stock will generally be treated as a distribution taxable as a dividend (to the extent of our current or accumulated earnings and profits) unless the redemption satisfies one of the tests set forth in Section 302 of the Code and is therefore treated as a sale or exchange of the redeemed shares. In general, a redemption characterized as a dividend distribution would not be eligible for the dividends received deduction for corporate stockholders. A redemption will be treated as a sale or exchange if it (i) is a “substantially disproportionate redemption,” (ii) results in a “complete termination” of your interest in all classes of our equity securities, or (iii) is “not essentially equivalent to a dividend” with respect to you. In applying these tests, you must take into account your ownership of all classes of our equity securities (e.g., common stock and preferred stock) and any options to acquire our equity securities. You also must take into account any equity securities that are considered to be constructively owned by you. If you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

If a redemption of Series J Preferred Stock is treated as a dividend, the U.S. federal income tax treatment to you will be the same as described above under “Treatment of U.S. Stockholders That Are Not Tax Exempt—Distributions with respect to Our Series J Preferred Stock or Common Stock.”

If a redemption of Series J Preferred Stock is treated as a sale or exchange to you, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (ii) your adjusted basis in the Series J Preferred Stock for U.S. federal income tax purposes. See the discussion above under the heading “Treatment of U.S. Stockholders That Are Not Tax Exempt—Taxable Dispositions of Our Series J Preferred Stock or Common Stock.”

Under proposed Treasury regulations, if any portion of the amount received by a stockholder on a redemption of the Series J Preferred Stock is treated as a distribution but not as a taxable dividend, then such portion will be allocated to all shares held by the stockholder just before the redemption on a pro-rata, share-by-share, basis. The amount applied to each share will first reduce the stockholder’s basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If the stockholder has different bases in its shares, then the amount allocated could reduce some of the basis in certain shares while reducing all the basis and giving rise to taxable gain in others. Thus the stockholder could have gain even if the stockholder’s basis in all its shares exceeded such portion.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series J Preferred Stock to the stockholder’s remaining, unredeemed Series J Preferred Stock (if any), but not to any other class of shares held (directly or indirectly) by the stockholder. Instead, any unrecovered basis in the Series J Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations will ultimately be finalized.

For a further discussion of the treatment of taxable U.S. stockholders in connection with a redemption of the Series J Preferred Stock see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Taxable U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Conversion of Our Series J Preferred Stock

Except as provided below, upon the conversion of your shares of our Series J Preferred Stock into common stock, you generally will not recognize gain or loss upon the conversion. Your basis in the common stock received upon conversion generally will be the same as your basis in the converted Series J Preferred Stock (but will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Although not entirely free from doubt, we intend to take the position that any cash payment you make to us in connection with a conversion of shares of Series J Preferred Stock should be added to your basis in our common shares you receive upon conversion. You should consult your tax advisor regarding the treatment of any such payment for U.S. federal income tax purposes. Your holding period in the shares of common stock received upon conversion will include the period during which you held the converted Series J Preferred Stock.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the shares exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

You may receive Alternative Form Consideration upon a conversion of your shares of our Series J Preferred Stock as described in this prospectus supplement. If you receive both cash and common stock upon the conversion of your shares of Series J Preferred Stock, the conversion may be treated as a recapitalization for U.S. federal income tax purposes. In such case, you would generally recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of cash received upon the conversion and (ii) the difference between (a) the amount of cash and the fair market value of the common stock received upon the exchange and (b) your adjusted tax basis in the Series J Preferred Stock. Your basis in the common stock received upon conversion will generally be equal to the sum of your basis in the converted Series J preferred shares and any gain recognized upon the conversion, less the amount of cash received. Your holding period in the shares of common stock received would include the period during which you held the converted Series J Preferred Stock.

Alternatively, the conversion may be treated as a partial recapitalization and a partial redemption for U.S. federal income tax purposes. In such case, your basis in your shares of Series J Preferred Stock should be allocated between the shares being converted into shares of common stock and the shares being redeemed for cash based upon the fair market value of the common stock to be received and the amount of cash to be received.

The tax treatment of the shares being redeemed for cash will be the same as described above under the heading “Treatment of U.S. Stockholders That Are Not Tax Exempt—Redemption of Our Series J Preferred Stock.” Your basis in the common stock received upon conversion would generally be the same as the portion of the basis in your Series J Preferred Stock allocable to the shares being converted into shares of common stock. Your holding period in the shares of common stock received would include the period during which you held the converted Series J Preferred Stock. The U.S. federal income tax treatment of an exchange of our Series J Preferred Stock for both cash and common stock is unclear. You should consult your tax advisor regarding the U.S. federal income tax treatment of such an exchange.

If you receive solely cash upon the conversion of shares of our Series J Preferred Stock, the U.S. federal income tax treatment of the exchange will generally be the same as described above under the heading “Treatment of U.S. Stockholders That Are Not Tax Exempt—Redemption of Our Series J Preferred Stock.”

Additional Medicare Tax on Net Investment Income

For taxable years beginning after December 31, 2012, if you are not a corporation, you will generally be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) your “net investment income” for the taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income will generally include any income or gain recognized by you with respect to our Series J Preferred Stock or common stock, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your own tax advisor regarding this additional tax and its impact on your investment in our Series J Preferred Stock.

Treatment of Tax-Exempt U.S. Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from U.S. federal income taxation. For a discussion of certain U.S. federal income tax considerations with respect to Exempt Organizations see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Treatment of Tax-Exempt U.S. Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Backup Withholding and Information Reporting

In general, “backup withholding” will apply to (i) any payments made by us to you in respect of our Series J Preferred Stock or common stock, and (ii) payment of the proceeds of a sale or other disposition of Series J Preferred Stock or common stock, if you are a non-exempt U.S. stockholder and fail to provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely provided to the IRS.

You will also be subject to information reporting with respect to payments on our Series J Preferred Stock and common stock and proceeds from the sale or other disposition of our Series J Preferred Stock and common stock, unless you are an exempt recipient and appropriately establish that exemption.

Taxation of Foreign Stockholders

The U.S. federal taxation of foreign persons is a highly complex matter that may be affected by many considerations. If you are a foreign person considering purchasing our Series J Preferred Stock, you should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences (including withholding tax considerations) of acquiring, owning and disposing of our Series J Preferred Stock and common stock received upon conversion of our Series J Preferred Stock.

Distributions with respect to Our Series J Preferred Stock or Common Stock

Distributions that are not designated by us as capital gain dividends (even if they are attributable to gain from sales or exchanges by us of “United States real property interests” (“USRPIs”)) will generally be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with your conduct of a U.S. trade or business and you comply with applicable certification and other requirements. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a graduated basis in the same manner as if you were a U.S. stockholder and corporate foreign stockholders may also be subject to a 30% branch profits tax with respect to such dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless your investment in our stock is treated as effectively connected with your conduct of a U.S. trade or business, in which case you will be subject to the same treatment as U.S. stockholders with respect to such gain, and a corporate foreign stockholder may also be subject to the branch profits tax.

For further discussion of the U.S. federal income tax treatment of distributions to foreign stockholders with respect to shares of our Series J Preferred Stock or common stock see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Taxation of Foreign Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Taxable Dispositions of Our Series J Preferred Stock or Common Stock

If you are a foreign stockholder, a sale of our stock by you generally will not be subject to U.S. federal income taxation. For a further discussion of the rules related to our qualification as a domestically controlled investment entity and the U.S. federal income tax treatment of foreign persons upon a disposition of our stock, see “Item 1—Business—Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Taxation of Foreign Stockholders” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Redemption of Our Series J Preferred Stock

As described above under the heading “Treatment of U.S. Stockholders That Are Not Tax Exempt—Redemption of Our Series J Preferred Stock,” if we redeem any of your shares, the U.S. federal income tax treatment can only be determined on the basis of particular facts at the time of the redemption. If the redemption is treated as a dividend, the U.S. federal income tax treatment to you will be the same as described above under “Taxation of Foreign Stockholders—Distributions with respect to Our Series J Preferred Stock or Common Stock.” If the redemption is treated as a taxable sale or exchange, the U.S. federal income tax treatment to you will be the same as described above under “Taxation of Foreign Stockholders—Taxable Dispositions of Our Series J Preferred Stock or Common Stock.”

Conversion of Our Series J Preferred Stock

If you are a foreign stockholder, you generally will not recognize gain or loss upon the conversion of our Series J Preferred Stock into common stock. You may receive Alternative Form Consideration upon a conversion of your shares of our Series J Preferred Stock as described in this prospectus supplement. If you receive both common stock and cash upon the conversion and the conversion is treated as a partial redemption, as described above under “Treatment of U.S. Stockholders That Are Not Tax Exempt—Conversion of Our Series J Preferred Stock,” if the cash is treated as dividend, the U.S. federal income tax treatment to you will be the same as described above under “Taxation of Foreign Stockholders—Distributions with respect to Our Series J Preferred Stock or Common Stock.”

Foreign Account Legislation

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 generally impose a new reporting and 30% withholding tax regime with respect to certain U.S. source income (including dividends and interest) and gross proceeds from the sale or other disposition of property that can produce U.S. source interest or dividends (each a “Withholdable Payment”). As a general matter, the new rules are designed to require a U.S. person’s direct or indirect ownership of non-U.S. accounts and non-U.S. entities to be reported to the IRS, but the provisions apply to all direct or indirect owners of U.S. source income. This 30% withholding tax regime is generally effective with respect to payments of interest and dividends made after December 31, 2013 and with respect to proceeds of sales received after December 31, 2014, if there is a failure to provide any required information.

The new withholding and reporting rules provide that payments from us to any foreign stockholder that are attributable to Withholdable Payments will be subject to the 30% withholding tax unless the foreign stockholder provides information, representations and waivers of non-U.S. law as may be required to comply with the provisions of the new rules, including information regarding certain U.S. direct and indirect owners of such non-U.S. Holder. A foreign stockholder that is treated as a “foreign financial institution” as such term is defined in the legislation generally will be subject to such withholding unless it enters into an agreement with the IRS.

If you are a foreign person considering purchasing our Series J Preferred Stock, you should consult your own tax advisor regarding the possible disclosure implications of acquiring, owning and disposing of our stock.

Backup Withholding and Information Reporting

Backup withholding and information reporting may apply to payments made by us (including our paying agents) to you in respect of our stock, unless you provide an IRS Form W-8BEN or otherwise meet certain documentary evidence requirements for establishing that you are a foreign stockholder or otherwise establish an exemption. We (or our paying agent) may, however, report payments of dividends on our stock.

The gross proceeds from the disposition of your stock may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your stock outside the United States through a foreign office of a foreign broker and the sales proceeds are paid to you outside the United States, then the backup withholding and information reporting requirements will generally not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your stock through the foreign office of a foreign broker that is, for U.S. federal income tax purposes, a United States person (within the meaning of the Code), a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, unless such broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that you are a United States person.

You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE AND THE COMPANY MAKES NO REPRESENTATION AS TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES J PREFERRED STOCK AND COMMON STOCK RECEIVED UPON CONVERSION OF SERIES J PREFERRED STOCK. THE PROPER TAX TREATMENT OF A HOLDER OF SERIES J PREFERRED STOCK IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING, CONVERTING AND DISPOSING OF THE SERIES J PREFERRED STOCK AND SHARES OF OUR COMMON STOCK ACQUIRED UPON CONVERSION OF THE SERIES J PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC have severally agreed to purchase from us the number of shares of Series J Preferred Stock set forth opposite the underwriter’s name at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,300,000
Morgan Stanley & Co. LLC	2,300,000
UBS Securities LLC	2,300,000
Wells Fargo Securities, LLC	2,300,000
Barclays Capital Inc.	575,000
Raymond James & Associates, Inc.	575,000
RBC Capital Markets, LLC	575,000
Stifel, Nicolaus & Company, Incorporated	575,000

Total	11,500,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Series J Preferred Stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of the Series J Preferred Stock offered by this prospectus supplement, other than those covered by the option to purchase additional shares of Series J Preferred Stock described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Series J Preferred Stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.50 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.45 per share to other dealers. After the initial offering of the shares of Series J Preferred Stock, the representatives of the underwriters may change the public offering price and other selling terms. Sales of shares of Series J Preferred Stock made outside the United States may be made by affiliates of the underwriters.

Prior to this offering, there has been no public market for our Series J Preferred Stock. We intend to file an application to list our Series J Preferred Stock listed on the NYSE under the symbol “HCN PrJ”. The underwriters have advised us that they intend to make a market in the Series J Preferred Stock prior to commencement of any trading on the NYSE, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series J Preferred Stock.

We expect that delivery of the shares of Series J Preferred Stock will be made to investors on or about March 7, 2012, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of Series J Preferred Stock prior to March 7, 2012 will be required, by virtue of the fact that the shares initially settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the shares of Series J Preferred Stock who wish to trade shares of the Series J Preferred Stock prior to their date of delivery hereunder should consult their advisors.

The underwriting discount per share is equal to the public offering price per share of Series J Preferred Stock less the amount paid by the underwriters to us per share of Series J Preferred Stock. The underwriting discount is 3.15% of the public offering price. We have agreed to pay the underwriters the following underwriting discount:

	Fee per share	Total fees
Underwriting discount paid by us	$0.7875	$9,056,250

We estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $350,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We have agreed not to offer, sell or otherwise dispose of any shares of our Series J Preferred Stock or any securities convertible into, exchangeable or exercisable for, or substantially similar to the Series J Preferred Stock for a period of 30 days after the date of this prospectus supplement without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC. This consent may be given at any time without public notice.

In connection with the offering, the underwriters may purchase and sell shares of our Series J Preferred Stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters may close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our Series J Preferred Stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Series J Preferred Stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our Series J Preferred Stock. As a result, the price of our Series J Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and may be discontinued at any time.

The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses and may have entered into and in the future may enter into other transactions with us.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities)

and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of us or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series J Preferred Stock offered hereby. Any such short positions could adversely affect future trading prices of the Series J Preferred Stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) by the Bookrunners to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Bookrunners for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in United Kingdom

The issuer constitutes a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (the “FSMA”). It has not been authorized or otherwise approved and, as an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with section 238 of the FSMA. Accordingly, this prospectus is only being distributed in the United Kingdom to, and are only directed at, (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “General Promotion Order”), and (b) high net worth companies and other persons falling within both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Australia

This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

The offer or invitation of the shares, which are the subject of this prospectus, does not relate to a collective investment scheme which is authorized under Section 286 of the Securities and Futures Act, Chapter 289 of

Singapore (the “SFA”) or recognized under Section 287 of the SFA. The Company is not authorized or recognized by the Monetary Authority of Singapore (the “MAS”) and the shares are not allowed to be offered to the retail public. This prospectus and any other document or material issued in connection with the offer or sale is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This prospectus has not been registered as a prospectus with the MAS. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 304 of the SFA, (ii) to a relevant person pursuant to Section 305(1), or any person pursuant to Section 305(2), and in accordance with the conditions specified in Section 305, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 305 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 305 except:

(1) to an institutional investor or to a relevant person defined in Section 305(5) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 305A(3)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) as specified in Section 305A(5) of the SFA.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this document nor any other solicitation for investments in the shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156/652a of the Swiss Code of Obligations (“CO”). This document may not be copied, reproduced, distributed or passed on to others without the offeror’s prior written consent. This document is not a prospectus within the meaning of Articles 1156/652a CO and the shares will not be listed on the SIX Swiss Exchange. Therefore, this document may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. In addition, it cannot be excluded that the offeror could qualify as a foreign collective investment scheme pursuant to Article 119 para. 2 Swiss Federal Act on Collective Investment Schemes (“CISA”). The shares will not be licensed for public distribution in and from Switzerland. Therefore, the shares may only be offered and sold to so-called “qualified investors” in accordance with the private placement exemptions pursuant to applicable Swiss law (in particular, Article 10 para. 3 CISA and Article 6 of the implementing ordinance to the CISA). The offeror has not been licensed and is not subject to the supervision of the Swiss Financial Market Supervisory Authority (“FINMA”). Therefore, investors in the shares do not benefit from the specific investor protection provided by CISA and the supervision of the FINMA.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters regarding the shares of Series J Preferred Stock offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedules are incorporated by reference in reliance upon Ernst  & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC covering the securities that may be offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules, contain additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at http://www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on or connected to our Internet website is not, and shall not be deemed to be, a part of, or incorporated into this prospectus supplement. You can review these SEC filings and the registration statement by accessing the SEC’s Internet website at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of Information Filed with the SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of this prospectus supplement;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement.

Documents Incorporated By Reference

This prospectus incorporates by reference the following documents we filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Current Reports on Form 8-K filed on January 31, 2012, February 27, 2012 and February 29, 2012;

•

The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•

The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•

The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•

The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description;

•

The description of our 6.50% Series I Cumulative Convertible Perpetual Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on March 3, 2011, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus supplement and before the date this offering is terminated;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus supplement and the accompanying prospectus summarize material provisions of contracts and other documents to which we refer. Since this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus supplement and the accompanying prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may direct such requests to:

Erin C. Ibele

Senior Vice President—Administration and Corporate Secretary

Health Care REIT, Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

HEALTH CARE REIT, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

WARRANTS

UNITS

We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares of common stock

•	shares of preferred stock

•	depositary shares

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	units consisting of one or more debt securities or other securities

We may offer these securities from time to time on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. You should read this prospectus and the supplement for the specific security being offered carefully before you invest.

We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and website: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.

Investing in our securities involves risk. See “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” beginning on page 1 of this prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

AND RISK FACTORS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•

issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure to make new investments as and when anticipated;

•	acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting; and

•	legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention.

Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K, as amended or updated, under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents we filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•

Current Reports on Form 8-K filed on January 5, 2009, January 29, 2009 (except that the information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus), January 30, 2009 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus) and May 7, 2009;

•

The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•

The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•

The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•

The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description;

•

The description of our 7.5% Series G Cumulative Convertible Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on December 18, 2006, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele

Senior Vice President-Administration and Corporate Secretary

Health Care REIT, Inc.

One SeaGate, Suite 1500

Toledo, Ohio 43604

(419) 247-2800

THE COMPANY

We are a real estate investment trust that invests in senior housing and health care real estate. We also provide an extensive array of property management and development services.

Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional health care and senior housing properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
Consolidated ratio of earnings to fixed charges	1.89	1.77	1.87	1.71	1.85	1.78	2.18
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.62	1.41	1.54	1.47	1.61	1.54	1.89

We issued 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock in July 2003. We issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock in September 2003. During the year ended December 31, 2004, certain holders of our Series E Preferred Stock converted 480,399 shares into 367,724 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004. During the year ended December 31, 2005, certain holders of our Series E Preferred Stock converted 275,056 shares into 210,541 shares of our common stock, leaving 74,989 of such shares outstanding at December 31, 2005, 2006, 2007 and 2008 and March 31, 2009. We issued 7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock in September 2004. We issued 2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock in December 2006. During the year ended December 31, 2007, certain holders of our Series G Preferred Stock converted 295,000 shares into 211,702 shares of our common stock, leaving 1,804,200 of such shares outstanding at

December 31, 2007. During the year ended December 31, 2008, certain holders of our Series G Preferred Stock converted 1,362,887 shares into 975,397 shares of our common stock, leaving 441,313 of such shares outstanding at December 31, 2008. During the quarterly period ended March 31, 2009, certain holders of our Series G Preferred Stock converted 40,600 shares into 29,056 shares of our common stock, leaving 400,713 of such shares outstanding at March 31, 2009.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

Our certificate of incorporation authorizes us to issue 225,000,000 shares of common stock and 50,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A;

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock;

•	1,060,000 shares have been designated as 6% Series E Cumulative Convertible and Redeemable Preferred Stock;

•	7,000,000 shares have been designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock; and

•	2,100,000 shares have been designated as 7.5% Series G Cumulative Convertible Preferred Stock.

As of March 31, 2009, we had outstanding 111,013,261 shares of common stock, 4,000,000 shares of Series D Preferred Stock, 74,989 shares of Series E Preferred Stock, 7,000,000 shares of Series F Preferred Stock and 400,713 shares of Series G Preferred Stock.

Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are listed on the New York Stock Exchange under the symbols “HCN PrD,” “HCN PrF” and “HCN PrG,” respectively. We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the applicable prospectus supplement relating to such preferred stock or depositary shares.

For a discussion of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus, see “Item 1 — Business — Taxation — Federal Income Tax Considerations” included in our most recent Annual Report on Form 10-K. The applicable prospectus supplement delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered.

DESCRIPTION OF DEBT SECURITIES

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of indenture for senior debt securities and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, a form of indenture for senior debt securities and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as “subordinated.”

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•

the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•

if other than at the corporate trust office of the trustee, the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions for denomination or payment of the securities in a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•

whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•

whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•

any provisions for payment of additional amounts on the securities in respect of any tax, assessment or governmental charge and rights for us to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•

if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•

immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.

Certain Covenants

Existence. Except as permitted and described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

Provisions of Financial Information. To the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.

Additional Covenants. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default. The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•

We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.

•

We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.

•

We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•

the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Modification of an Indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or

•	waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.

Changes Requiring A Majority Vote. The second type of change is the kind that requires the vote of holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto, if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased as described below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

Discharge, Defeasance and Covenant Defeasance

Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•

we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we redeemed your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. This treatment would result in sale or exchange treatment of your notes, which would cause you to recognize gain or loss equal to the amount described in “Item 1 — Business — Taxation — U.S. Federal Income Tax Considerations — U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities — U.S. Holders — Sale, Exchange or Other Disposition of Notes” included in our most recent Annual Report on Form 10-K; and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we did accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we did accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurred, for example, our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

Common stockholders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stockholders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stockholders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stockholders’ prior preferential rights. Common stockholders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is BNY Mellon Shareowner Services.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of Our Preferred Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

General

Our board of directors or a duly authorized committee thereof will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•

the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	if the shares are redeemable, the prices at which, and the terms and conditions on which, the shares of the series may be redeemed;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designation, and our by-laws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

•	the description of the preferred shares;

•	the number of preferred shares offered;

•	the offering price of the preferred shares;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the preferred shares shall accumulate;

•	the voting rights, if any, of the holders of the preferred shares;

•	the provisions for any auctioning or remarketing, if any, of the preferred shares;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred shares on a securities exchange;

•

whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

•	any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all of our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation.

Voting Rights

Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each holder thereof will in effect be entitled to a fraction of a vote per depositary share.

Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares (or such greater vote or consent as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable series of preferred stock for trading or as otherwise provided in our organizational documents) of each series of preferred shares outstanding at that time:

•

authorize, create or increase the authorized or issued amount of any class or series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	reclassify any authorized shares of capital stock into a series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•

create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity with or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying series of preferred stock for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying shares of capital stock for trading or as otherwise provided in our organizational documents) approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire our common stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

Our by-laws and certificates of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF

INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•

Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “— Limitations on Transactions Involving Us and Our Stockholders” below).

•

A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least 75% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•

Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•

Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•

We are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	The transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	Both of the following conditions have been met:

•

the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•

the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will describe the plan of distribution of the securities and the terms of the offering and will name any underwriter or agent involved in the offer and sale of the securities. Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or some other type of capital stock, or warrants for those securities, will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights; and

•	any other material terms of the stockholder purchase rights.

Underwriters and our agents may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

We also may, from time to time, authorize underwriters and our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts, commissions or fees and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities; and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts, commissions and fees received by them and any profit realized by them on resale of the securities may be deemed to be underwriting compensation, discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to make contribution to them in connection with those liabilities.

If indicated in the applicable prospectus supplement, we may also offer and sell securities through one or more firms that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

If indicated in the applicable prospectus supplement, we may authorize underwriters, agents or dealers to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are also being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters regarding the securities offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. As of May 7, 2009, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this prospectus, the registration statement and the required legal opinions beneficially held, in the aggregate, approximately 2,500 shares of our common stock and 1,000 shares of our preferred stock. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Any underwriters or agents will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated May 7, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

11,500,000 Shares

6.50% Series J Cumulative Redeemable Preferred Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

UBS Investment Bank

Wells Fargo Securities

Barclays Capital

Raymond James

RBC Capital Markets

Stifel Nicolaus Weisel

February 29, 2012